Exhibit 99.1

eMagin Reports First Quarter Results

BELLEVUE, WA - May 12, 2011 - eMagin Corporation (NYSE Amex: EMAN), the leader in OLED technology for the design and manufacture of OLED microdisplays for high resolution imaging products, announced today financial results for the first quarter ended March 31, 2011.

"Our first quarter was impacted by production issues that limited revenue. These issues have been addressed and we are seeing significant improvements as we are approaching last year’s yield levels. We believe we can improve yields further during the balance of 2011 on our current machine and expect to see still higher yields in 2012 when our new production OLED deposition machine is expected to come on-line. We have taken a number of steps to catch up with shipping product including extra shifts, including weekends, as we catch up on shipments and restore our production schedule,” commented Andrew Sculley, eMagin’s President and Chief Executive Officer. “While our contract revenue for the first quarter was down from last year, we have won some additional contract opportunities with new government agencies and are pursuing others.”

“Operating expenses increased approximately $257,000 from Q1 last year due to non-cash compensation expenses. These expenses, in addition to the lower revenue and yield, resulted in a loss for the quarter. EBITDA for the first quarter was positive $489,412 and we expect to return to net income profitability in the second quarter”, stated Mr. Sculley.

Quarterly Results

Revenue for the first quarter of 2011 was $5.4 million versus $5.9 million for the first quarter of 2010. The decline in revenue was primarily due to the previously mentioned production issues. Gross margin was 41% of revenue on gross profit of $2.2 million for the quarter, compared to a gross margin of 56% on gross profit of $3.3 million in the same quarter last year. The decline in gross margin was due to the mix of products sold during the quarter, higher costs related to production issues and fixed costs being spread over a lower revenue base.

Operating expenses for the first quarter of 2011 were $2.7 million versus $2.4 million for the prior year period, primarily due to the increase in non-cash compensation expenses.

The net loss for the first quarter of 2011 was ($282,000) or ($0.01) per diluted share as compared to a net profit of $880,000 or $0.03 per diluted share in the prior-year period.

During the first quarter, eMagin continued to see steady improvements in its financial position due to cash generation from operations and the absence of debt on the balance sheet. At March 31, 2011, the Company had approximately $13.0 million of cash, cash equivalents, and investments in certificates of deposit, as compared to $12.4 million on December 31, 2010.

Highlights

▪
Jerome T. Carollo joined eMagin as Senior Vice President, Business Development. Prior to joining eMagin, Mr. Carollo served as President/General Manager as well as Vice President of Strategic Planning and Business Development at Intevac Vision Systems where he was responsible for developing the domestic and international business strategy for the Company's digital night vision systems, sensors, and helmet mounted and eyeware displays.

▪
eMagin has completed the first prototypes of its latest color High-Definition OLED Microdisplay. It is the industry's highest resolution Microdisplay ever produced. It will be shown to select customers at this year's Society of Information Display (SID) Conference in Los Angeles, California, from May 15-20.

▪	eMagin’s bookings for the first quarter of 2011 were solid, contributing to an increase in the sales backlog for OLED microdisplays.

▪	The Company received $1.3 million of new contract awards for microdisplay product development and commercialization projects to be completed in 2011.

▪
eMagin shipped the first display beam combiner assemblies (DBCA), which include the Company's OLED-XL microdisplays, under the subcontract received from ITT Corporation in the summer of 2010. The U.S. Army awarded a contract to ITT's Night Vision & Imaging business units for the Enhanced Night Vision Goggle (ENVG). The first few hundred units are for program evaluation. eMagin's subcontract has a potential value of $15.2 million.

▪
The Company shipped the first OLED microdisplays in support of additional subcontracts from two major U.S. Military contractors whose products have received contracts from the U.S. Army under the Enhanced Night Vision Goggle (ENVG) program.

▪
eMagin formed a design team consisting of outstanding design engineers each of whom has extensive experience working on the silicon backplane for eMagin's newest and most sophisticated OLED microdisplay designs, including the SXGA (1280 x 1024 resolution) and the TATRC WUXGA (1920 x 1200 resolution), as well as the two customer products designed in 2009 for 2010 manufacturing. It is expected that the in-house design team will enable the Company to develop more designs at lower cost.

▪
The Company demonstrated its new, lowest power/high contrast VGA OLED-XL microdisplay at the SPIE Defense, Security and Sensing Conference and Exposition in Orlando, Florida.  The new 15-micron pixel VGA OLED microdisplay combines a voltage drive pixel approach with eMagin's True Black(TM) technology to provide a 0.5 inch diagonal monochrome display that uses less than 60mW (less than half of the requirement for eMagin’s successful SVGA+ OLED-XL microdisplay) and produces sharp images at contrast ratios of approximately 100,000:1.

Outlook

While the extended U.S. government budget Continuing Resolution this year caused a deferment of some government program revenue to 2012, the Company believes 2011 revenue will still be within the previously guided $35 to $40 million range. This guidance is based on current market conditions, the Company’s backlog under existing contracts, and potential new business.

Quarterly Report and Conference Call

Full results will be published in the Company's 10-Q report for the first quarter ending March 31, 2011 to be filed on May 12, 2011 with the SEC. Final results will also be available via the Company’s website, www.emagin.com.

In conjunction with its first quarter 2011 financial results, eMagin will host a teleconference call and webcast for investors and analysts at 5:00 p.m. ET today, May 12, 2011. To access the call, investors should call 1-866-510-0705 and enter the passcode 57688619. A replay of the call will be available from today at 8:00 p.m. through June 12, 2011. To access the replay, investors should dial 1-888-286-8010 and enter the passcode 26342466. The call will also be available as an archived audio webcast on the "Investors" section of eMagin's website, www.emagin.com, for four weeks following the call.

About eMagin Corporation

A leader in OLED microdisplay technology and personal display systems, eMagin integrates high-resolution OLED microdisplays with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. The Company's own Z800 3DVisor provides 3D stereovision and headtracking for PC gaming, training and simulation, immersion therapy, and other applications. More information about eMagin is available at www.emagin.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization (EBITDA). The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below:

eMAGIN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31, 2011 (unaudited)	December 31, 2010

ASSETS

Current assets:
Cash and cash equivalents	$7,763	$7,796
Short-term investments – held to maturity	3,500	3,100
Accounts receivable, net	4,698	5,150
Inventory	2,149	1,905
Prepaid expenses and other current assets	704	777
Total current assets	18,814	18,728
Long-term investments – held to maturity	1,750	1,500
Equipment, furniture and leasehold improvements, net	3,538	3,287
Intangible assets, net	38	39
Other assets	92	92
Deferred tax asset	9,206	9,056
Total assets	$33,438	$32,702

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,324	$1,100
Accrued compensation	1,811	1,975
Other accrued expenses	1,638	1,781
Advance payments	239	101
Deferred revenue	24	26
Other current liabilities	175	170
Total current liabilities	5,211	5,153

Commitments and contingencies (Note 12)

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,679,000) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,679 issued and outstanding as of March 31, 2011 and December 31, 2010	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 21,616,708 shares as of March 31, 2011 and 21,210,445 as of December 31, 2010	22	21
Additional paid-in capital	210,550	209,591
Accumulated deficit	(182,345)	(182,063)
Total shareholders’ equity	28,227	27,549
Total liabilities and shareholders’ equity	$33,438	$32,702

eMAGIN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2011	2010

Revenue:
Product	$4,310	$4,486
Contract	1,131	1,441
Total revenue, net	5,441	5,927

Cost of goods sold:
Product	2,609	1,845
Contract	586	764
Total cost of goods sold	3,195	2,609
Gross profit	2,246	3,318

Operating expenses:
Research and development	532	734
Selling, general and administrative	2,141	1,682
Total operating expenses	2,673	2,416
(Loss) income from operations	(427)	902

Other income (expense):
Interest expense, net	(29)	(28)
Other income, net	16	7
Total other expense, net	(13)	(21)
(Loss) income before (benefit from) provision for income taxes	(440)	881
(Benefit from) provision for income taxes	(158)	1
Net (loss) income	$(282)	$880

(Loss) income per common share, basic	$(0.01)	$0.05
(Loss) income per common share, diluted	$(0.01)	$0.03

Weighted average number of common shares outstanding:
Basic	21,522,716	17,109,706
Diluted	21,522,716	29,553,301

Non-GAAP Information

	Three Months Ended March 31,
	2011	2010
Net (loss) income	$(282)	$880
Severance	10	—
Adjusted net (loss) income	(272)	880
Non-cash compensation	856	434
Depreciation and amortization expense	34	16
Interest expense	29	28
(Benefit from) provision for income taxes	(158)	1
Adjusted EBITDA	$489	$1,359

Source: eMagin Corporation

Investors: Paul Campbell, 425-284-5220, pcampbell@emagin.com

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